Exhibit 99.1

ESSEX PROPERTY TRUST ANNOUNCES CONVERSION OF 4.875% SERIES G CUMULATIVE CONVERTIBLE PREFERRED STOCK

PALO ALTO, CA – May 6, 2014 – Essex Property Trust, Inc. (NYSE: ESS) (“Essex”) today announced  that Essex has elected to convert all outstanding shares of its 4.875% Series G Cumulative Convertible Preferred Stock ("Series G Preferred Stock") into shares of common stock in accordance with the terms of the Series G Preferred Stock.  As of May 2, 2014, there were 178,249 shares of Series G Preferred Stock outstanding.

The conversion will take place and be effective on May 13, 2014 (the "Conversion Date").

On the Conversion Date, each share of Series G Preferred Stock will convert into 0.19301 shares of common stock of Essex (the "Common Stock").  Essex will not issue fractional shares of Common Stock upon the conversion of shares of the Series G Preferred Stock.  Instead, Essex will pay the value of such fractional shares in cash in an amount equal to the fractional interest multiplied by the closing sale price per share of the Common Stock on the New York Stock Exchange on May 12, 2014, the trading day immediately prior to the Conversion Date.

This conversion is being made at the option of Essex pursuant to Section 8(b) of Exhibit A to the Essex Articles of Amendment and Restatement setting forth the rights and preferences of the Series G Preferred Stock.  Essex is entitled to elect this conversion if the closing sale price of the Common Stock equals or exceeds 130% of the conversion price for at least twenty trading days in a period of thirty consecutive trading days (including the last trading day of such period), ending on the trading day immediately prior to issuance of a press release by Essex announcing its intent to exercise its conversion option.  This condition has been met as of May 5, 2014, the trading day immediately prior to the date of this press release.  The current conversion price is $129.53, and the Common Stock has traded at or above the 130% level ($168.39) for the required number of trading days.

Pursuant to the terms of the Articles of Amendment and Restatement governing the Series G Preferred Stock, the holders of shares of Series G Preferred Stock will not be entitled to receive any portion of the dividend accruing on the converted shares from April 30, 2014, which was the last dividend payment date, through the Conversion Date of May 13, 2014.  On and after the Conversion Date, the only remaining rights of the holders of the shares of Series G Preferred Stock will be to receive 0.19301 shares of Common Stock per $25.00 liquidation preference and payment for any fractional interests.

On or before the Conversion Date, all funds necessary for payment for any fractional shares will have been irrevocably set aside by Essex, separate and apart from other funds, in trust for the benefit of the holders of the shares of Series G Preferred Stock.  Notice of the conversion will be delivered to The Depository Trust and Clearing Corporation on or about May 6, 2014.  The holders of the shares of Series G Preferred Stock are advised that Computershare Trust Company, N.A. and Computershare, Inc. (the "Conversion Agent") may withhold a portion of the amount payable for any fractional interest to any holder who has not previously furnished the Conversion Agent with certification establishing an exemption from or reduction in withholding.  Accordingly, each holder who has not already done so is urged to execute and deliver an Internal Revenue Service Form W-9, an applicable Internal Revenue Service Form W-8 or other applicable form with its shares of Series G Preferred Stock in order to receive full payment for the fractional shares.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Questions and requests for assistance may be directed to the Conversion Agent at (800) 546-5141 or (781) 575-2765.

About Essex Property Trust
Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 233 apartment communities with an additional 15 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

Contact Information
Barb Pak
Director of Investor Relations
(650) 494-3700
bpak@essex.com